EMPLOYMENT AGREEMENT


         This Employment Agreement (this "Agreement") is made as of January 9, 2006, by and between Garb Oil and Power Corporation, a Utah corporation (the "Company"), and Matthew G. Shepard, an individual (the "Executive").

         In consideration of the promises and mutual covenants contained herein, the parties hereto agree as follows:

         l. Employment; Location. The Company hereby employs Executive and Executive hereby accepts such employment in Salt Lake County in the State of Utah or in such other location as may be mutually agreed between the parties.

         2. Term. The Company agrees to employ Executive and Executive agrees to accept employment with the Company for a term (the "Term") commencing on the date hereof and continuing for a one-year period thereafter, unless earlier terminated pursuant to Section 6 below.

         3. Duties and Authorities. During the Term (as defined below):

                  3.1 Executive shall be appointed and serve as the President of the Company. To the extent so elected by the shareholders of the Company, Executive shall also serve as a director of the Company without any additional compensation there for other than as specified in this Agreement. If appointed or requested by the Company's Board of Directors (the "Board"), the Executive shall also serve during all or any part of the Term as any other officer (so long as Executive remains employed in the position of President of the Company or any subsidiary thereof without any additional compensation there for other than as specified in this Agreement. Executive shall have responsibilities, duties and authority reasonably accorded to and expected of such positions and such other responsibilities and duties as required by the Bylaws of the Company and as reasonably assigned by the Board from time to time.

                  3.2 Except as otherwise expressly provided herein, Executive shall diligently execute such duties and shall devote his full time, skills and efforts to such duties, subject to the general supervision and control of the Board. Except as otherwise expressly approved by the Board, Executive will not engage in any outside activities that will impair his ability to devote his full-time efforts to the performance of his duties under this Agreement.

         4. Compensation and Benefits. The Company shall pay Executive, and Executive accepts as full compensation for all services to be rendered to the Company, the following compensation and benefits:

                  4.1 Base Salary. The Company shall pay Executive a salary of Forty Five Thousand Dollars ($45,000.00) per year as funds are available If at any time funds are not available salary will be accumulated and shall be payable with first funds that become available to the Company. Salary shall be payable in equal installments weekly or at intervals in accordance with the Company's customary pay schedule, subject to such increases as the Board may determine from time to time in its sole discretion.

                  4.2 Bonus Compensation. Executive shall also be eligible, during the Term, to receive such cash bonuses and additional compensation (collectively, the "Bonus Compensation"), as the Board may, in its discretion, approve. The Bonus Compensation shall be payable and issued in accordance with the applicable payroll option and/or other compensation policies and plans of the Company as from time to time in effect.

                  4.4 Additional Benefits. Executive shall be permitted, during the Term, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health or dental program, pension plan, program, pension plan, similar benefit plan or other so-called "fringe benefits" of the Company in accordance with the rules (if any) established by the Board in its discretion for participation in any such plans as may be in effect from time to time.

                  4.5 Vacation. Executive shall be entitled to an aggregate of up to two (2) weeks leave for vacation each calendar year at full pay.Executive agrees to give reasonable notice of his vacation scheduling requests, which shall be allowed subject to the Company's reasonable business needs.

                  4.6 Deductions. The Company shall have the right to deduct from the compensation due to Executive hereunder any and all sums required for social security and withholding taxes and for any other federal, state or local tax or charge which may be hereafter enacted or required by law as a charge on the compensation of Executive.

         5. Business Expenses. Executive may incur reasonable, ordinary and necessary business expenses in the course of his performance of his obligations under this Agreement, including expenses for travel, food and entertainment. The Company shall reimburse Executive for all such business expenses if (a) such expenses are incurred by Executive in accordance with the Company's business expense reimbursement policy, if any, as may be established and modified by the Company from time to time, and (b) Executive provides to the Company a record of
(1) the amount of the expense, (2) the date, place and nature of the expense,
(3) the business reason for the expense and (4) all supporting documentation as may be required from time to time by the relevant tax laws or regulations.

         6. Termination.

                  6.1 Termination for Cause. The Term and Executive's employment hereunder shall be terminable for Cause (as defined below) upon written notice from the Company to Executive. As used in this Agreement, "Cause" shall mean one of the following: (a) a material breach by Executive of the terms of this Agreement (including without limitation habitual neglect of or deliberate or intentional refusal to perform any of his material duties and obligations under this Agreement) other than due to Executive's death or Disability (as defined in
Section 6.3 below), not cured within two (2) weeks from receipt of notice from the Board of such breach, (b) material wrongful misappropriation of any money, assets or other property of the Company or any subsidiary or affiliate of the Company, (c) the conviction of Executive for any felony or a crime involving moral turpitude, or (d) Executive's chronic alcoholism or chronic drug addiction.

                  6.2 Termination without Cause. The Company may terminate the Term at any time for any reason or no reason, as determined by the Board, provided the Company continues to pay Executive's full base salary, any Bonus Compensation already resolved by the Board, and other benefits as provided in Sections 4.1 through 4.3 for the period equal to the remaining portion of the Term.

                  6.3 Termination for Death or Disability. In accordance with applicable law, the Board may terminate the Term for the death or Disability (as defined below) of Executive. As used in this Agreement, "Disability" shall mean Executive is unable to perform (except due to chronic alcoholism or chronic drug addiction) the essential functions of his job and render services of the character previously performed in the ordinary course and that such inability continues for a period of at least three (3) consecutive months (or for shorter periods totaling more than three (3) months during any period of twelve (12) consecutive months). Termination resulting from Disability may only be effected after at least thirty (30) days written notice by the Company of its intention to terminate Executive's employment. Executive shall receive full compensation, benefits, and reimbursement of expenses pursuant to Sections 4 and 5 above from the date the Disability begins until the date which is six months following the notice of termination under this Section 6.3, and no other amounts shall be payable (except pursuant to any Company disability or health plan in which Executive is then enrolled). In the event of Executive's death, the Company shall pay his estate full compensation, benefits and reimbursement of expenses pursuant to Sections 4 and 5 above through the date of such death and shall continue any health benefits in which Executive's family was participating at the time of such death for a period of not less than (a) the then otherwise remaining portion of the Term or (b) such other period as may be required by applicable law.

                  6.4 Termination by Executive. Executive may terminate the Term and his employment with the Company and resign from any and all positions as officer or director of the Company and/or its subsidiaries only for Good Reason (as defined below). As used in this Agreement, "Good Reason" shall mean any of the following: (a) material breach of this Agreement by the Company that continues following not less than two (2) weeks written notice from Executive of such breach, or (b) a requirement by the Company that the Executive relocate and/or perform a substantial portion of his work from a location outside of the Salt Lake City metropolitan area. If Executive terminates for Good Reason, Executive shall be entitled to all amounts due and payable through the termination date under Sections 4 and 5 above and the severance payments described in Section 6.2, and no other amounts shall be payable. In order for Executive to terminate his employment without Good Reason, Executive shall give the Company ninety (90) days written notice prior to such termination, in which event Executive shall be entitled to all amounts due and payable through the termination date under Sections 4 and 5 above but none of the severance payments described in Section 6.2 shall be payable.

                  6.5 Effect of Termination. In the event Executive's employment is terminated, all obligations of the Company and all obligations of Executive shall cease except that the terms of this Section 6 and of Sections 7 through 18 below shall survive such termination. Executive acknowledges that, upon termination of his employment, he is entitled to no other compensation, severance or other benefits other than those specifically set forth in this Agreement. The provisions of this Section 6 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive may otherwise be entitled, either at law, tort or contract, in equity, or under this Agreement, as a result of any termination of Executive's employment.

         7. Confidential Information. Executive acknowledges that during his employment or consultancy with the Company he will develop, discover, have access to and/or become acquainted with technical, financial, marketing, personnel and other information relating to the present or contemplated products or the conduct of business of the Company which is of a confidential and proprietary nature ("Confidential Information"). Executive agrees that all files, records, documents and the like relating to such Confidential Information, whether prepared by him or otherwise coming into his possession, shall remain the exclusive property of the Company, and Executive hereby agrees to promptly disclose such Confidential Information to the Company upon request and hereby assigns to the Company any rights which he may acquire in any Confidential Information. Executive further agrees not to disclose or use any Confidential Information and to use his best efforts to prevent the disclosure or use of any Confidential Information either during the term of his employment or consultancy or at any time thereafter, except as may be necessary in the ordinary course of performing his duties under this Agreement. Upon termination of Executive's employment or consultancy with the Company for any reason, (a) Executive shall promptly deliver to the Company all materials, documents, data, equipment and other physical property of any nature containing or pertaining to any Confidential Information, and (b) Executive shall not take from the Company's premises any such material or equipment or any reproduction thereof.

         8. No Conflicts. Executive hereby represents that, to the best of his knowledge, his performance of all the terms of this Agreement and his work as an employee or consultant of the Company does not breach any oral or written agreement, which he has made prior to his employment with the Company.

         9. Equitable Remedies. Executive acknowledges and agrees that the breach or threatened breach by him of certain provisions of this Agreement, including without limitation Section 7 above, would cause irreparable harm to the Company for which damages at law would be an inadequate remedy. Accordingly, Executive hereby agrees that in any such instance the Company shall be entitled to seek injunctive or other equitable relief in addition to any other remedy to which it may be entitled.

         10. Assignment. This Agreement is for the unique personal services of Executive and is not assignable or delegable in whole or in part by Executive without the consent of the Board or by the Company without the consent of Executive.

         11. Waiver or Modification. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing in a document that specifically refers to this Agreement and the parties sign such document hereto.

         12. Entire Agreement. This Agreement constitutes the full and complete understanding and agreement of the parties hereto with respect to the specific subject matter covered herein and therein and supersede all prior oral or written understandings and agreements with respect to such specific subject matter.

         13. Severability. If any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain enforceable in full force and effect, and the court making such determination shall modify, among other things, the scope, duration, or geographic area of such affected provision to preserve the enforceability thereof to the maximum extent then permitted by law.

         14. Notices. All notices there under shall be in writing addressed to the respective party as set forth below and may be personally served, sent by facsimile transmission, sent by overnight courier service, or sent by United States mail, return receipt requested. Such notices shall be deemed to have been given: (a) if delivered in person, on the date of delivery; (b) if delivered by facsimile transmission, on the date of transmission if transmitted by 5:00 p.m. (Salt Lake City time) on a business day or, if not, on the next succeeding business day; provided that a copy of such notice is also sent the same day as the facsimile transmission by any other means permitted herein; (c) if delivered by overnight courier, on the date that delivery is first attempted; or (d) if by United States mail, on the earlier of two (2) business days after depositing in the United States mail, postage prepaid and properly addressed, or the date delivery is first attempted. Notices shall be addressed as set forth as set forth on the signature page hereof, or to such other address as the party to whom such notice is intended shall have previously designated by written notice to the serving party. Notices shall be deemed effective upon receipt.

         15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without reference to the choice of law provisions thereof.

         16. Attorneys' Fees. In the event an action or proceeding is brought by any party under this Agreement to enforce or construe any of its terms, the party that prevails by enforcing this Agreement shall be entitled to recover, in addition to all other amounts and relief, its reasonable costs and attorneys' fees incurred in connection with such action or proceeding.

         17. Construction. Whenever the context requires, the singular shall include the plural and the plural shall include the singular, the whole shall include any part thereof, and any gender shall include all other genders. The headings in this Agreement are for convenience only and shall not limit, enlarge, or otherwise affect any of the terms of this Agreement. Unless otherwise indicated, all references in this Agreement to sections refer to the corresponding sections of this Agreement. This Agreement shall be construed as though all parties had drafted it.

         18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Counterparts and signatures transmitted by facsimile shall be valid, effective and enforceable as originals.

                  IN WITNESS WHEREOF, Executive has signed this Agreement personally and the Company has caused this Agreement to be executed by its duly authorized representative.


"Company":                                         "Executive":

Garb Oil and Power Corporation

BY:


Name: John C. Brewer
Title: Chairman/CEO

Address:                                           Address:
                                                   858 West Clover Meadow Drive
Garb Oil and Power Corporation                     Murray Utah 84123
Attn: Board of Directors                           Phone: (801) 262-4478
1588 South Main Street, Suite 200
Salt Lake City, Utah 84115
Fax: (801) 832-9865